Exhibit 99.1

Omega Protein Announces Update on Gulf of Mexico Oil Spill

HOUSTON, May 10, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today updated the status of effects the oil spill caused by the Deepwater Horizon rig has had on the Company’s fishing operation in the Gulf of Mexico.

As previously announced, the oil slick has had an adverse effect on the Company’s ability to operate in the fishing grounds east of the Mississippi River Delta, near its Moss Point, Mississippi facility. Regulators have closed this area to commercial fishing until at least May 17, 2010. In addition, on May 9, 2010, the Louisiana Department of Fisheries and Wildlife (LDWF) announced additional areas closed to commercial fishing, extending from the eastern shore of South Pass of the Mississippi River westward to the eastern portion of Atchafalaya Bay at Point au Fer, Louisiana.

As previously announced, in response to the spill, the Company relocated its Moss Point fishing fleet to fishing grounds on the west side of the Mississippi River Delta. Docking and re-supply for the Moss Point fleet have been relocated to the Company-owned facility at Morgan City, Louisiana. That fleet continues to process fish at Moss Point, as well as at the Company’s other two Louisiana facilities in Abbeville and Cameron.

Currently, the Company believes that the new May 9 LDWF restrictions will not materially affect its Morgan City operations. However, the Company is developing an additional contingency response plan to move its vessels from Morgan City, Louisiana farther west to its Abbeville and Cameron facilities should the May 9 restrictions begin to impact the Company’s fish catch or should further restrictions be implemented.

The oil spill has not had a material adverse effect on the volume of Company’s fish catch as of May 9, 2010.

“We are thankful that Omega Protein’s flexibility and scale have allowed it to react swiftly to this disaster,” said Joe von Rosenberg, Omega Protein’s Chief Executive Officer. “Fortunately, our response plan has allowed us to redeploy our Moss Point vessels to our other facilities.”

In addition, the Company’s Reedville, Virginia plant with its ten fishing vessel fleet started its fishing season on the Atlantic today.

The Company does not have reason to believe that the health of the Gulf Coast menhaden resource will be affected by any contamination from the oil spill, and is confident that its stringent quality control protocols will continue to ensure the high quality of its products. Omega Protein pledges that regardless of the oil spill’s impact, the high quality of its fish meal and fish oil products will not be compromised.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the fact that the oil spill is not yet under control and the situation may worsen materially, causing further restrictions on commercial fishing to be implemented, (2) the effect of the oil spill on the Company’s operations and fish catch, both short-term and long-term, (3) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico, (4) the disruption and bottlenecks caused by the Company’s response plans on its operations, (5) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery, and (6) customer perceptions about marine products from the Gulf of Mexico due to concerns about contamination or availability. Other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com